FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS January 24, 2008

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $95.7 million for the fourth quarter ended December 31, 2007, an increase of 3.8% from $92.2 million for the same quarter of 2006. Net income decreased from $1.2 million for the quarter ended December 31, 2006 to a net loss of $1.6 million for the same quarter of 2007. Diluted earnings per share decreased from $0.11 for the quarter ended December 31, 2006 to a loss per share of $0.15 for the same quarter of 2007.

Base revenue increased 1.5% from $385.3 million for the twelve months ended December 31, 2006 to $391.2 million for 2007. Net income decreased from $12.4 million for the twelve months ended December 31, 2006 to approximately $140,000 for 2007. Diluted earnings per share decreased from $1.08 for the twelve months ended December 31, 2006 to $0.01 for 2007.

In comparing the financial results of the three months ended December 31, 2007 to the comparable period of 2006, Cliff Beckham, President and CEO, made the following statement:

“A challenging freight environment characterized by the continued imbalance between freight demand and industry capacity constrained revenue volume. The accrual of pre-judgment interest and legal fees associated with an adverse litigation verdict, higher fuel prices and an increase in fleet maintenance costs also impacted earnings.

“Despite the adverse freight environment, our continued focus on fundamentals showed signs of progress. Our improved empty mile factor and significantly reduced driver turnover (24.6 percentage points) resulted in fewer unmanned tractors and increased miles per tractor per week. The driver turnover reduction coupled with nearly flat fleet growth led to reduced driver recruiting costs.

“However, much of the improved operational efficiency was offset by intense competition in the marketplace that drove our Trucking revenue per loaded mile down 2.8%. Overall, base revenue per tractor per week improved, but not enough to overcome increased costs. Three areas of cost narrowed our operating margin during the quarter:

•

Fuel and fuel tax expense, excluding fuel surcharge revenue, increased 0.7 percentage points due to a 27.9% increase in our cost of diesel fuel. Our ongoing initiatives to improve fuel economy offset some of this increase as our miles per gallon improved 2.3%;

•

Operations and maintenance expense increased 0.9 percentage points as a result of an increase in the average age of our revenue equipment from 20 months to 24.5 months. The age of our revenue equipment will decrease throughout 2008 as we ramp up our revenue equipment trade cycle in preparation for the 2010 EPA mandated stricter emissions standards;

•

In early August, a jury returned an unfavorable verdict in a litigated contract dispute. The jury held that USA Truck breached a contract. In December, the court ruled that we owed approximately $1.7 million (1.8 percentage points of operating margin) in pre-judgment interest and legal fees. This ruling negatively impacted fourth quarter diluted earnings per share by approximately $0.10.

“The change in diluted earnings per share was also affected by the fact that, in the fourth quarter of 2006, our diluted earnings per share of $0.11 included a one-time positive income tax adjustment of $0.07 per diluted share. Excluding the impact of that positive adjustment in 2006 and the adverse litigation result in 2007, the remaining factors impacting diluted earnings per share are primarily the increases in fuel and maintenance expenses described above, which resulted in approximately $0.09 of the decline between the fourth quarter of 2006 and the same quarter of 2007.

“Despite the increased costs, insufficient revenue volume was the primary obstacle to stronger earnings in both the current and comparative quarters. That obstacle will likely persist in the near-term as the freight environment has remained difficult into January. In response, we have implemented several initiatives consistent with our long-term strategic objectives to improve revenue production, financial returns and earnings consistency. In addition to certain organizational changes designed to focus all our employees on the fundamentals of the trucking business, these initiatives include:

•	Taking steps to double our Strategic Capacity Solutions (freight brokerage) revenue in 2008;
•

Establishing a presence in the domestic intermodal market. We moved our first intermodal load in December, and plan to ramp up our intermodal presence in 2008. However, it is not likely that intermodal operations will have a meaningful impact on our 2008 revenue;

•	Pursuing more dedicated freight opportunities to utilize excess over-the-road tractors in our fleet;
•

Improving our technology platforms throughout our business. We have begun the migration from dated proprietary software hosted in a mainframe environment to a server platform utilizing third-party software, which will provide our employees with state-of-the-art systems to service our customers as efficiently as possible;

•	Doubling our owner-operator fleet in 2008;
•	Pursuing opportunities with certain customers that have the potential of increasing our revenue as early as the end of January;
•	Focusing considerable management attention on tactical operations within our General Freight and Regional Freight divisions, which will be aided by all of the initiatives above.

“Also, consistent with our long-term strategic objectives, we repurchased approximately 164,600 shares of our Common Stock during the quarter. Since the beginning of the fourth quarter of 2006, we have repurchased over 1.3 million shares of our Common Stock (11.6% of the total shares outstanding at the commencement of these repurchases). Those repurchases have been made with a minimal increase in debt.”

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) and sets forth the percentage relationship of certain items to base revenue for the three-month periods indicated:

(in thousands, except percentage data and per share amounts)
	Three Months Ended December 31,
	2007		2006
Revenue:
Trucking revenue (1)	$93,696		$89,997
USA Logistics revenue (2)	1,984		2,196
Base revenue	95,680	100.0%	92,193	100.0%
Fuel surcharge revenue	26,846		17,474
Total revenue	122,526		109,667
Operating expenses and costs:
Salaries, wages and employee benefits	39,966	41.8	38,206	41.4
Fuel and fuel taxes (3)	42,411	16.3	31,877	15.6
Depreciation and amortization	12,521	13.1	12,127	13.2
Insurance and claims	7,561	7.9	7,121	7.7
Operations and maintenance	6,688	7.0	5,623	6.1
Purchased transportation	5,081	5.3	3,581	3.9
Litigation verdict	1,723	1.8	--	--
Operating taxes and licenses	1,600	1.6	1,710	1.9
Communications and utilities	963	1.0	839	0.9
(Gain) on disposal of property and equipment, net	(92)	(0.1)	(44)	--
Other	4,751	5.0	6,119	6.6
Total operating expenses	123,173	100.7	107,159	97.3
Operating (loss) income	(647)	(0.7)	2,508	2.7
Other expenses (income):
Interest expense	1,245	1.3	1,099	1.1
Other, net	(1)	--	(42)	--
Total other expenses, net	1,244	1.3	1,057	1.1
(Loss) income before income taxes	(1,891)	(2.0)	1,451	1.6
Income tax (benefit) expense	(314)	(0.4)	232	0.3
Net (loss) income	$(1,577)	(1.6)%	$1,219	1.3%
Per share information:
Average shares outstanding (Basic)	10,370		11,293
Basic (loss) earnings per share	$(0.15)		$0.11
Average shares outstanding (Diluted)	10,370		11,456
Diluted (loss) earnings per share	$(0.15)		$0.11

The following tables include key operating statistics for the three-month periods indicated:

Trucking Operations

	Three Months Ended December 31, 2007
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (4)	60,586	8,453	5,071	74,110
Empty mile factor (5)	11.6%	15.3%	1.4%	11.4%
Base Trucking revenue per loaded mile	$1.42	$1.50	$1.37	$1.43
Average number of tractors (6)	2,066	345	177	2,588
Average miles per tractor per period	29,325	24,502	28,651	28,636
Average miles per tractor per week	2,365	1,976	2,311	2,309
Average miles per trip (7)	882	517	484	774
Average unmanned tractor percentage (8)	2.6%	2.1%	2.8%	2.5%
Base Trucking revenue per truck per week	$2,972	$2,510	$3,113	$2,920

	Three Months Ended December 31, 2006
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (4)	56,490	6,971	6,406	69,867
Empty mile factor (5)	12.8%	15.9%	3.2%	12.2%
Base Trucking revenue per loaded mile	$1.47	$1.58	$1.38	$1.47
Average number of tractors (6)	2,025	287	255	2,567
Average miles per tractor per period	27,897	24,288	25,121	27,217
Average miles per tractor per week	2,287	1,991	2,059	2,231
Average miles per trip (7)	938	519	520	810
Average unmanned tractor percentage (8)	7.4%	5.3%	9.0%	7.3%
Base Trucking revenue per truck per week	$2,922	$2,640	$2,755	$2,874

(1)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(2)

USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Strategic Capacity Solutions (freight brokerage) and Third Party Logistics divisions.

(3)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(4)	Total miles include both loaded and empty miles.
(5)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(6)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(7)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(8)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.

The following table summarizes the earnings information of the Company and sets forth the percentage relationship of certain items to base revenue for the years indicated:

(in thousands, except percentage data and per share amounts)
	Fiscal Year Ended December 31,
	2007		2006
Revenue:
Trucking revenue (1)	$382,064		$370,780
USA Logistics revenue (2)	9,124		14,521
Base revenue	391,188	100.0%	385,301	100.0%
Fuel surcharge revenue	90,921		80,317
Total revenue	482,109		465,618
Operating expenses and costs:
Salaries, wages and employee benefits	162,236	41.5	152,998	39.7
Fuel and fuel taxes (3)	153,023	15.9	138,629	15.1
Depreciation and amortization	49,093	12.4	46,739	12.1
Insurance and claims	31,144	8.0	27,006	7.0
Operations and maintenance	25,815	6.6	21,919	5.6
Purchased transportation	18,609	4.8	19,815	5.2
Operating taxes and licenses	6,368	1.6	6,610	1.7
Litigation verdict	4,690	1.2	--	--
Communications and utilities	3,787	1.0	3,362	0.9
(Gain) on disposal of property and equipment, net	(395)	(0.1)	(541)	(0.1)
Other	19,429	5.0	22,677	5.9
Total operating expenses	473,799	97.9	439,214	93.1
Operating income	8,310	2.1	26,404	6.9
Other expenses (income):
Interest expense	5,130	1.3	4,192	1.1
Other, net	22	--	(134)	--
Total other expenses, net	5,152	1.3	4,058	1.1
Income before income taxes	3,158	0.8	22,346	5.8
Income tax expense	3,018	0.8	9,905	2.6
Net income	$140	--%	$12,441	3.2%
Per share information:
Average shares outstanding (Basic)	10,596		11,353
Basic earnings per share	$0.01		$1.10
Average shares outstanding (Diluted)	10,689		11,561
Diluted earnings per share	$0.01		$1.08

The following tables include key operating statistics for the years indicated:

Trucking Operations

	Fiscal Year Ended December 31, 2007
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (4)	244,814	33,271	22,492	300,577
Empty mile factor (5)	11.3%	15.5%	2.1%	11.1%
Base Trucking revenue per loaded mile	$1.42	$1.54	$1.36	$1.43
Average number of tractors (6)	2,053	330	195	2,578
Average miles per tractor per period	119,247	100,822	115,343	116,593
Average miles per tractor per week	2,366	2,000	2,289	2,313
Average miles per trip (7)	904	501	493	784
Average unmanned tractor percentage (8)	2.7%	3.7%	3.6%	2.9%
Base Trucking revenue per truck per week	$2,986	$2,598	$3,039	$2,941

	Fiscal Year Ended December 31, 2006
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (4)	237,160	23,578	25,579	286,317
Empty mile factor (5)	10.7%	13.8%	3.7%	10.3%
Base Trucking revenue per loaded mile	$1.44	$1.55	$1.37	$1.44
Average number of tractors (6)	2,046	230	236	2,512
Average miles per tractor per period	115,914	102,513	108,385	113,980
Average miles per tractor per week	2,309	2,042	2,159	2,271
Average miles per trip (7)	941	537	562	837
Average unmanned tractor percentage (8)	4.7%	6.1%	9.4%	5.3%
Base Trucking revenue per truck per week	$2,976	$2,727	$2,843	$2,940

(1)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(2)

USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Strategic Capacity Solutions (freight brokerage) and Third Party Logistics divisions.

(3)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(4)	Total miles include both loaded and empty miles.
(5)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(6)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(7)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(8)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.

Selected Balance Sheet Data:
	(in thousands, except percentage data)
	December 31,	December 31,
	2007	2006
Total assets	$332,938	$339,494
Total equity	143,191	159,558
Total debt, including current maturities	96,162	95,406
Debt to total capitalization ratio (1)	40.2%	37.4%

(1)	Total capitalization equals total equity plus total debt, including current maturities.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to continue the recent positive trends identified in this press release such as increased miles per tractor per week and reduced driver recruiting costs. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to the business levels of our customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims.

Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Strategic Capacity Solutions (Freight Brokerage) divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633